Exhibit 3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ACACIA RESEARCH CORPORATION

Acacia Research Corporation, a corporation organized and existing under the laws of the State of Delaware (the Corporation), certifies that:

A.    The name of the Corporation is Acacia Research Corporation.  The Corporations original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 1999.

B.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restated, integrates, and further amends the provisions of the Corporations Certificate of Incorporation.

C.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Acacia Research Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Paul R. Ryan, a duly authorized officer of the Corporation, on June 3, 2008.

/s/ Paul R. Ryan Paul R. Ryan Chairman and Chief Executive Officer

EXHIBIT A

ARTICLE I
NAME

The name of the corporation is Acacia Research Corporation (the "Corporation").

ARTICLE II
ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware 32 W. Loockerman Street, Suite 201, Dover, County of Kent, Delaware.  The name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV
CAPITAL STOCK

SECTION 1. AUTHORIZATION.  The aggregate number of shares of stock which the Corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, of which one hundred million shares shall be shares of common stock having a par value of $0.001 per share (the "Common Stock"), and ten million (10,000,000) shares shall be shares of preferred stock having a par value of $0.001 per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided.  For purposes of this ARTICLE IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation, as established in accordance with ARTICLE V of the certificate of incorporation of the Corporation, and references to "the Certificate of Incorporation" shall refer to this Amended and Restated Certificate of Incorporation as the same may be amended from time to time.  The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

SECTION 2. CONVERSION.  Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's existing Acacia Research-Acacia Technologies Common Stock, having a par value of $0.001 per share, then issued (including shares held in the treasury of the Corporation) (AR-Acacia Technologies stock), shall be automatically reclassified, changed and converted into one (1) fully paid and non-assessable share of Common Stock.  Any stock certificate which, immediately prior to the Effective Time, represents shares of AR-Acacia Technologies stock, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares as indicated above in this SECTION 2 of Common Stock.  As soon as practicable after the Effective Time, the Corporation's transfer agent shall mail a transmittal letter to each record holder who then holds shares of AR-Acacia Technologies stock, informing such persons of this reclassification with appropriate instructions on exchanging certificates representing such shares and other relevant matters.

SECTION 3. COMMON STOCK.  The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this SECTION 3.

SECTION 3.1 Dividends.  Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the Preferred Stock that may at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

SECTION 3.2 Voting Rights.  Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.

SECTION 3.3 Liquidation Rights.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.  Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this SECTION 3.3.

SECTION 4. PREFERRED STOCK.  The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof.  The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of the Certificate of Incorporation, for each such series the number of shares constituting such series and the designation and the voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by the Board of Directors or a duly authorized committee thereof under the DGCL.

ARTICLE V
BOARD OF DIRECTORS

SECTION 1. NUMBER OF DIRECTORS AND THEIR ELECTION.  The number of directors of the Corporation shall be fixed from time to time by a by-law of the Corporation or amendment thereof duly adopted by the Board of Directors.  Election of directors need not be by written ballot, unless so provided in the By-laws of the Corporation.

SECTION 2. POWERS OF THE BOARD OF DIRECTORS.  In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise; provided, however, that the affirmative vote of 66 and 2/3 percent of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

SECTION 3. CLASSIFIED BOARD OF DIRECTORS.  Except as otherwise provided for or fixed pursuant to the provisions of ARTICLE V of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be determined by the Board of Directors in accordance with the Bylaws.  The directors, other than those who may be elected by the holders of Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board of Directors, shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible.  The term of office for the Class I directors shall expire at the annual meeting of the stockholders in 2010; the term of office for the Class II directors shall expire at the annual meeting of the stockholders in 2008; and the term of office for the Class III directors shall expire at the annual meeting of the stockholders in 2009.  At each annual meeting of the stockholders commencing in 2008, the successors to the directors whose terms are expiring shall be elected to a term expiring at the third succeeding annual meeting of the stockholders.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected by the stockholders or appointed by the Board of Directors to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director elected by the stockholders or appointed by the Board of Directors to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a director shall hold office for a term that shall coincide with the remaining term of that class.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ARTICLE VI
STOCKHOLDER ACTIONS

SECTION 1. MEETINGS AND RECORDS.  Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide.  The books of the Corporations may be kept (subject to the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

SECTION 2. SPECIAL MEETINGS.  Special meetings of stockholders may be called at any time by the Board of Directors or by the Chairman of the Board of Directors, or the President, and may not be called by any other person or persons.

SECTION 3. WRITTEN CONSENTS.  No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of the stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders.

ARTICLE VII
LIMITATION ON LIABILITY OF DIRECTORS

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation for serving on a committee of the Board of Directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Any amendment, repeal or modification of this ARTICLE VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

ARTICLE VIII
INDEMNIFICATION

SECTION 1. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. No amendment, repeal or modification of this ARTICLE VIII by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this ARTICLE VIII at the time of such amendment, repeal or modification.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE IX.

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